Exhibit 99.1

NOVAGOLD Announces Election of Directors and Voting Results from

2017 Annual Shareholder Meeting

May 8, 2017 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE MKT: NG) is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 5, 2017 (the “Meeting”). A total of 260,710,238 or 81.05% of the Company’s issued and outstanding shares were represented at the Meeting. The nominees listed in NOVAGOLD’s Management Information Circular were elected as directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For	Votes Withheld
Sharon Dowdall	Carried	205,246,215 (99.61%)	807,569 (0.39%)
Dr. Marc Faber	Carried	205,245,961 (99.61%)	807,824 (0.39%)
Dr. Thomas Kaplan	Carried	205,191,258 (99.58%)	862,527 (0.42%)
Gregory Lang	Carried	205,398,998 (99.68%)	654,786 (0.32%)
Gillyeard Leathley	Carried	205,278,306 (99.62%)	775,479 (0.38%)
Igor Levental	Carried	204,521,052 (99.26%)	1,532,732 (0.74%)
Kalidas Madhavpeddi	Carried	205,199,575 (99.59%)	854,209 (0.41%)
Gerald McConnell	Carried	191,331,615 (92.86%)	14,722,170 (7.14%)
Clynton Nauman	Carried	205,319,846 (99.64%)	733,939 (0.36%)
Rick Van Nieuwenhuyse	Carried	161,384,452 (78.32%)	44,668,973 (21.68%)
Anthony Walsh	Carried	205,292,012 (99.63%)	761,772 (0.37%)

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes were as follows:

Votes For	259,544,971	99.56%
Votes Withheld	1,151,967	0.44%

Proposal 3 – Say-On-Pay Advisory Vote

The vote was carried on the Say-On-Pay Advisory Vote. The votes were as follows:

Votes For	153,210,502	74.36%
Votes Against	51,918,544	25.20%
Votes Withheld	911,438	0.44%

www.novagold.com
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Proposal 4 – Approval of Unallocated Entitlements under the Stock Award Plan

The vote was carried on the approval of all the unallocated entitlements under the Company’s Stock Award Plan. The votes were as follows:

Votes For	192,464,448	93.41%
Votes Against	12,282,335	5.96%
Votes Withheld	1,293,700	0.63%

Proposal 5 – Approval of Unallocated Entitlements under the Performance Share Unit Plan

The vote was carried on the approval of all the unallocated entitlements under the Company’s Performance Share Unit Plan. The votes were as follows:

Votes For	200,760,355	97.44%
Votes Against	3,992,255	1.94%
Votes Withheld	1,287,874	0.63%

Proposal 6 – Approval of Unallocated Entitlements under the Deferred Share Unit Plan

The vote was carried on the approval of all the unallocated entitlements under the Company’s Deferred Share Unit Plan. The votes were as follows:

Votes For	201,666,080	97.88%
Votes Against	3,061,147	1.49%
Votes Withheld	1,313,257	0.64%

Full details of all proposals are fully described in the Company’s Management Information Circular available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Senior Stakeholder Relations Specialist

604-669-6227 or 1-866-669-6227

www.novagold.com
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